Exhibit (i)(2)

[On Chapman and Cutler LLP letterhead]

August 17, 2026

Amplify ETF Trust

3333 Warrenville Rd.
Lisle, Illinois 60532

Re:	Amplify ETF Trust

Ladies and Gentlemen:

We have served as counsel for the Amplify ETF Trust (the “Trust”), which proposes to offer and sell shares (the “Shares”) of its series, the Amplify Top 10™ Quantum ETF (the “Fund”), in the manner and on the terms set forth in Amendment No. 438 and Post-Effective Amendment No. 433 to its Registration Statement on Form N-1A filed on or about August 18, 2026 (the “Amendment”) with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the Securities Act of 1933, as amended (the “Securities Act”), respectively.

In connection therewith, we have examined such pertinent records and documents and matters of law, including the opinion of Morgan, Lewis & Bockius LLP issued to the Trust or Trust’s counsel upon which we have relied as they relate to the laws of the Commonwealth of Massachusetts, as we have deemed necessary in order to enable us to express the opinion hereinafter set forth.

Based upon the foregoing, we are of the opinion that:

The Shares of the Fund may be issued from time to time in accordance with the Trust’s Amended and Restated Declaration of Trust, dated as of November 5, 2015, the Trust’s Amended and Restated Designation of Series of Shares, dated as of August 11, 2026, and the Trust’s By-Laws, and subject to compliance with the Securities Act, the Investment Company Act and applicable state laws regulating the sale of securities and the receipt by the Fund of the purchase price of not less than the net asset value per Share, and such Shares, when so issued and sold by the Fund, will be legally issued, fully paid and non-assessable, except that, as set forth in the Amendment, shareholders of the Fund may under certain circumstances be held personally liable for its obligations.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-207937) relating to the Shares referred to above, to the use of our name and to the reference to our firm in said Registration Statement.

Respectfully submitted,

/s/ Chapman and Cutler LLP
Chapman and Cutler LLP